Filed Pursuant to Rule 424(b)(7)
Registration No. 333-129477
PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED FEBRUARY 1, 2006
$326,000,000
2.375% Convertible Senior Notes Due 2012 and 49,913,501 shares of
Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements information contained in the Prospectus dated February 1, 2006 of Maxtor Corporation relating to the offer and sale from time to time by certain selling securityholders of our 2.375% Convertible Senior Notes due 2012, which we refer to as the “Notes,” and the common stock issuable upon conversion of their Notes. We will not receive any proceeds from the sale of the Notes or the common stock issuable upon conversion of the Notes by the selling securityholders.
     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     Investing in the Notes and common stock issuable upon conversion of the Notes involves risks. See “Risk Factors” beginning on page 7 of the Prospectus dated February 1, 2006.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 14, 2006.

SELLING SECURITYHOLDERS
     The table below supplements or amends the table of securityholders contained on pages 53 through 57 of the Prospectus dated February 1, 2006. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the Prospectus. This information was furnished to us by the selling securityholders listed below on or before March 14, 2006. Because the selling securityholders may offer all or some portion of the Notes or the common stock issuable upon conversion of the Notes pursuant to the Prospectus, no estimate can be given to us as to the amount of the Notes or the common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

		Principal Amount of Notes		Number of Shares of Common Stock
						Common
						Stock
				Common Stock		Beneficially
		Beneficially		Beneficially	Common	Owned
	Natural Person with	Owned and	Percentage	Owned Prior to	Stock	Following
	Voting or Investment	Offered	of Notes	this	Offered	the
Selling Securityholder (1)	Control	Hereby(1)	Outstanding	Offering(1)(2)	Hereby	Offering(3)
1976 distribution Trust FBO A.R. Lauder/Zinterhofer	Paul Latronica	$4,000	*	612	612	0
2000 Revocable Trust Lauder/Zinterhofer	Paul Latronica	$3,000	*	459	459	0
Advent Convertible Master (Cayman)	Paul Latronica	$2,222,000	*	340,207	340,207	0
Alcon Laboratories	Paul Latronica	$308,000	*	47,157	47,157	0
Arlington County Employees Retirement System	Paul Latronica	$580,000	*	88,803	88,803	0
Barclays Capital Securities LTD	Barclays Bank PLC(4)	$7,000,000	2.1%	1,071,762	1,071,762	0
BNP Paribas Arbitrage	Mike Cohen	$2,556,000	*	391,346	391,346	0
City and County of San Francisco Retirement System	Paul Latronica	$885,000	*	135,501	135,501	0
City University of the City of New York	Paul Latronica	$90,000	*	13,779	13,779	0
Grady Hospital Foundation	Paul Latronica	$86,000	*	13,167	13,167	0
HFR CA Opportunity Mst. Trst	Paul Latronica	$184,000	*	28,172	28,172	0
Inflective Convertible Opportunity Fund I, Limited	Thomas J. Ray(5)	$2,400,000	*	367,461	367,461	0
Inflective Convertible Opportunity Fund I, L.P.	Thomas J. Ray(5)	$1,000,000	*	153,108	153,108	0
Institutional Benchmarks Series — Ivan Segregated Accts	Thomas J. Ray(5)	$750,000	*	114,831	114,831	0
Lyxor Convertible Arbitrage Fund	Paul Latronica	$63,000	*	9,645	9,645	0
Morgan Stanley Convertible Securities Trust	Morgan Stanley(4)	$400,000	*	61,243	61,243	0
New Orleans Firefighters Pension Relief Fund	Paul Latronica	$53,000	*	8,114	8,114	0
Occidental Petroleum Corporation	Paul Latronica	$198,000	*	303,155	303,155	0
Pro-Mutual	Paul Latronica	$567,000	*	86,812	86,812	0
South Dakota Retirement System	Dan Frasier	$4,000,000	1.2%	612,435	612,435	0
Van Kampen Harbor Fund	Anita Karier(6)	$1,200,000	*	183,730	183,730	0

*	Less than one percent.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in an amendment or supplement to the prospectus, if and when required.

(2)	Represents aggregate of common stock and Notes beneficially owned by the selling securityholder. Assumes conversion of the Notes at the initial conversion rate of 153.1089 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described in the prospectus under “Description of Notes — Conversion Rights.” Accordingly, the number of shares of common stock beneficially owned by a selling securityholder may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

(3)	Assumes sale, transfer or other disposition of all common stock issuable upon conversion of the Notes.

(4)	Selling securityholder is an SEC-reporting company.

(5)	Inflective Asset Management, LLC and Thomas J. Ray, President and CIO, have been identified as having dispositive power over the registrable securities.

(6)	Van Kampen Asset Management and Anita Karier have been identified as having dispositive power over the registrable securities.